Exhibit 10.1

June 27, 2025

Via E-Mail

Eric Hyllengren

ej.hyllengren@gmail.com

Dear Eric,

Congratulations! I am delighted to make you an offer for the full-time position of Chief Financial Officer (“CFO”) for the Zura Bio Group (including Zura Bio Inc., a subsidiary of Zura Bio Limited, together with its affiliated companies (the “Company”)) reporting to the Chief Executive Officer. Your anticipated start date is July 7, 2025 (the “Start Date”). Your position will be remote and your primary work location will be your home in Thousand Oaks, California. You acknowledge that your position may require occasional travel in accordance with the needs of the business. While Zura is remote based, we think it is important to stay connected.

The terms of the offer, subject to final approval by the Company’s Board of Directors (the “Board”), are as follows:

Duties and Extent of Service

As a full-time employee for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, the role as CFO, as well as those duties as may be assigned to you from time to time by the CEO and/or Board and which may relate to the business of the Company and/or of Zura Bio Group. If you join the Company, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and Zura Bio Group and any changes therein which may be adopted from time to time. Except for vacations and absences due to temporary illness, you will be expected to devote all of your business time and effort to the business and affairs of the Company and/or Zura Bio Group.

Base Salary, Annual Bonus, and Other Considerations

The Company will pay you an annualized base salary of $475,000 USD, paid semi-monthly, less payroll deductions, required taxes, withholdings and payable in accordance with the Company’s standard payroll practices. This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and you are not eligible for overtime. Your salary and any bonus will be subject to customary federal, state, and local taxes and withholdings.

You will also be eligible to earn a discretionary annual performance bonus with a target of 40% of your annualized salary. The amount of this bonus, if any, will be determined in the sole discretion of the Board and/or the Compensation Committee thereof (the “Compensation Committee”) and will be based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Board and/or Compensation Committee deem relevant. The Company will pay you this bonus, if any, no later than March 30th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. Any bonus for 2025 will be prorated based on the number of months you were employed by the Company during the year.

Benefits

As a Company employee, your eligibility to participate in the Company employee benefit plans and fringe benefits will depend on whether you meet the eligibility terms of the applicable plans, as may be in place from time to time.

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Inducement Equity Award

Assuming your employment with Company begins by the Start Date and subject to approval by the Board or the Compensation Committee, as soon as practicable following the Start Date, you will receive an option to purchase 672,000 Class A ordinary shares of the Company (the “Inducement Equity Award”), which will vest over 4 years pursuant to the vesting schedule set forth in the award agreement governing the Inducement Equity Award, subject to your continuous service to the Company through each applicable vesting date. The Inducement Equity Award is intended to be a material inducement to your acceptance of this offer of employment. The Inducement Equity Award shall be subject to the terms and conditions of an equity incentive plan maintained by the Company and an equity award agreement thereunder (including applicable vesting criteria) and is conditioned upon your acceptance and signing of such equity award agreement.

Nondisclosure and Developments

The Company has extended this offer to you based upon your general knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer’s or any previous employer’s trade secrets or other confidential information. By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

At-Will Employment

This Agreement is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and any future representations to the contrary are also void and should not be relied upon unless they are contained in a formal written employment contract signed by an officer of the Company and expressly stating the company’s intent to modify the at-will nature of your employment.

Background Checks; Eligibility to Work in the United States

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

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Dispute Resolution

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.

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Entire Agreement; Amendment

This Agreement will constitute the entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby. No prior agreement between you and the Company, whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement is hereby revoked and superseded.

This Agreement may be amended or modified only by a written instrument executed both by you and myself or the Chief Legal Officer of the Company. If any portion of this Agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this Agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

This offer of employment will expire if not accepted by 11pm PT on June 26, 2025 and all terms are contingent upon your commencement of work on or before the Start Date. If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

We are enthusiastic about this opportunity for you to join the team!

Warm regards,

/s/ Lindsey McClelland

Lindsey McClelland

Head of People and Culture

Acceptance: I have read the terms of this offer of employment, and I accept and agree to them.

Signature:/s/ Eric Hyllengren

Print Name: Eric Hyllengren

Date: June 27, 2025

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